Exhibit 10.8

Asheville Savings Bank, SSB

Amended and Restated

Management Incentive Plan

1. Purpose

The purpose of The Asheville Savings Bank Management Incentive Plan (the “Plan”) is to provide selected key employees of Asheville Savings Bank, SSB (the “Bank”) with the opportunity to receive payments of amounts from a pool related to the rate of return on assets of the Bank and distributed based on the achievements of individual objectives (the “Objectives”). The Plan provides an incentive to employees to enhance the profitability of the Bank, within the constraints of safe, sound banking practices. The implementation of an incentive plan is designed to enhance the potential compensation of the Bank’s employees assisting in the attraction, motivation and retention of qualified employees.

2. Effective Date and Plan Year.

The Effective Date of the Plan shall be January 1, 1998, as amended and restated as of January 1, 2006. The Plan Year shall be the calendar year.

3. Eligibility.

An individual shall be eligible to become a Participant in the Plan who satisfies the following requirements:

a.	The individual is a regular employee of the Bank as of July 1 of any year. For this purpose, an individual shall be considered to be a “regular employee” if there exists between the individual and the Bank the legal and bona fide relationship of employer and employee.

b.	The individual is a key employee of the Bank. For this purpose a “key employee” shall mean an employee recommended by the Chief Executive Officer (CEO) to the Board of Directors of the Bank (the “Board”) as being in a position to affect materially the profits of the Bank by reason of the nature and extent of the employee’s duties and responsibilities. Initially, this meaning shall be limited to those in the management chain of command, up to the CEO.

c.	The individual is approved by the Board as a Participant in the Plan.

4. Participation.

4.1 Prior to the beginning of each Plan Year, the Chief Executive Officer shall approve a list of eligible employees to become Participants in the Plan (a “Participant”) with respect to such Plan Year. Participants shall be approved by the Board at its discretion. In the event of the promotion of an employee or the hiring of a new employee on or before July 1 of the Plan Year, the Chief Executive Officer may approve the entry of a Participant into the Plan. In such case, the Incentive Award determined under Section 5 with respect to such Participant shall be multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which he/she is a Participant and the denominator of which is twelve. Participation in the Plan requires the Participant to be subject to the provisions of the Plan and such other terms and conditions as the Board shall provide.

4.2 This plan section applies only to participants who are also participants in the Directors and Officers Deferral Plan. Prior to any deferral of all or a portion of an Incentive Award hereunder, a participant must first maximize their participation in the qualified 401(k) Plan provided by the Bank. In the event that a Participant desires to defer all or a portion of any Incentive Award otherwise payable hereunder, then the Participant must complete and file an election form (the “Election Form”) with the Bank; (a) if it is the first year of eligibility of a Participant, within thirty (30) days of becoming eligible to participate in the Plan; or (b) no later than June 30th of each year, in each case notifying the Bank as to the percent or dollar amount of the Incentive Award that are to be deferred each year and the Participant’s designated beneficiary in the event of a Termination Event (as defined in Section 6 below). A copy of the Election Form is attached hereto as Exhibit A. The election to defer all or a portion of an Incentive Award may only be made for an Incentive Award not yet earned as of the date of said election. Participant’s may defer all (100%) or a portion of their receipt of an Incentive Award in increments of five percent (5%), with a minimum deferral of five percent (5%). Signed Election Forms, unless modified or revoked in writing, shall be valid for all succeeding years. Any modification or revocation of an Election Form must be in writing, made at least one year prior to receiving an Incentive Award hereunder and shall be effective for calendar years succeeding the year in which the modification or revocation is made; provided, however that where a delay in payment is made in a modification, the Participant must defer payment for at least five (5) years from the original payment date. Notwithstanding the foregoing, Participants shall be allowed to change their investments of any deferred amounts at least quarterly.

5. Incentive Award.

5.1 Subject to Section 5.2, each Participant for a Plan Year shall receive an Incentive Award determined by multiplying the individual’s objectives achieved by a weighting factor (positive or negative). The sum of the weights derived is then multiplied by a Potential Award, adjusted for the Bank’s achievement of its objective for Return of Average Assets. For purposes of this section 5, the following definitions shall apply.

a.

“ROAA” means a percentage determined by dividing the net income of the Bank for the Plan Year before accruals of Incentive Awards under this Plan by the average month-end total assets of the Bank during the Plan Year. The ROAA for a Plan Year shall be determined by the independent certified public accountants of the Bank in accordance with generally accepted accounting principles.

b.	“Actual ROAA” means the ROAA actually achieved by the Bank for the Plan Year.

c.	“Maximum ROAA” means the ROAA determined for each Plan Year by the Board above which no additional Incentive Award shall be paid. The Maximum ROAA with respect to a Plan Year shall be determined by the Board prior to the first day of such Plan Year.

d.	“Minimum ROAA” means the ROAA determined for each Plan Year by the Board below which no Incentive Award shall be paid. The Minimum ROAA with respect to a Plan Year shall be determined by the Board prior to the first day of such Plan Year.

e.	“Potential Award” means with respect to each Participant for the Plan Year a dollar amount determined by multiplying the mid-point level for his salary grade as of the first day of the Plan Year by a percentage designated by the Board prior to the first day of the Plan Year. The Potential Award represents the Incentive Award payable to the Participant in the event the Maximum ROAA and all of the Participant’s Personal Objectives are fully achieved for the Plan Year.

5.2 Notwithstanding any other provision of this Plan, the Chief Executive Officer shall recommend the payment of the Incentive Award as determined under Section 5.1 and the Board shall approve such awards. The Board in its discretion may adjust the amount of the payment as it deems necessary to meet the purpose of this Plan. Where interpretations of achievement or performance on the Incentive Award calculation factors is inconsistent, the judgment of the Board will prevail.

5.3 To receive an Incentive Award from the Plan, the Participant must be an active employee of the Bank on the last day of the Plan Year.

6. Termination of Employment during Plan Year.

The Participant shall not receive an Incentive Award with respect to a Plan Year if, for reasons other than a Termination Event as defined in this Section 6, the employment of the Participant by the Bank is terminated during the Plan Year or the duties of the position of the Participant are changed during the Plan Year so that he no longer is considered a “key employee” as described in Section 3. The following shall each constitute a “Termination Event”:

a.	Death of the Participant while employed by the Bank.

b.	Retirement of the Participant from the Bank with the approval of the Board.

c.	Disability of the Participant while employed by the Bank. For this purpose, the term “disability” shall mean the Participant, as a result of physical or mental illness or disease, injury (excluding self-inflicted injury) or chemical addiction is: (1) unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to last for a continuous period of twelve (12) months or has a condition which can be expected to result in death; or (2) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. The determination of disability shall be made by the Board based on medical evidence from an independent physician selected by the Participant with the approval of the Board.

In the event of a Termination Event, the Participant or his Beneficiary shall receive an Incentive Award with respect to such Plan Year equal to the amount determined under Section 5 multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which he was a Participant prior to the Termination Event and the denominator of which is twelve; the payment of which shall be accordance with Participant’s Election Form, if completed.

7. Change of Job during Plan Year.

In the event that a Participant changes jobs within the Bank during the Plan Year, the Participant’s potential award will be calculated on a prorated basis. The Participant’s job tenure will be the basis for proration. Proration will be calculated by rounding tenure to the nearest full month.

8. Payment of Incentive Awards.

Unless Participant has timely completed an Election Form electing to defer all or a portion of an Incentive Award hereunder, the Incentive Award for a Plan Year shall be paid by the Bank in cash to the Participant or his Beneficiary no later than two and one-half months after the end of the Plan Year.

9. Withholding.

There shall be deducted from the payment of the Incentive Award the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Bank to such authority for the account of the person entitled to such payment.

10. Nonassignability of Incentive Awards.

The right to receive payment of the Incentive Award shall not be assignable or transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession.

11. Deferred Incentive Award Accounts; Investment.

11.1 (a) If a Participant timely completes an Election Form and elects to defer the receipt of all or a portion of an Incentive Award hereunder, the Bank shall establish and maintain a Deferred Incentive Award Account for the Participant. Participant’s Deferred Incentive Award Account shall be credited with the amount of the Participant’s Incentive Award if earned and when paid by the Bank that Participant has elected to defer under the Election Form. At all times, the Participant shall be one hundred percent (100%) vested (except as provided in Section 11.3) in the Participant’s Deferred Incentive Award Account. Payment of the Participant’s Deferred Incentive Award Account shall commence on the first day of the calendar month following the end of Participant’s employment with the Bank due to resignation, retirement, financial hardship (as provided in Section 11.2 below), death or disability as set forth in Participant’s Election Form. Each Deferred Incentive Award Account shall be maintained until the value thereof has been distributed to or on behalf of such Participant. The value of such Deferred Incentive Award Account shall be calculated at least annually.

(b) The Bank will maintain a record of any Incentive Award amounts deferred by a Participant under this Plan on or prior to December 31, 2004 and such amounts shall be treated as a separate Account if necessary, in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended or the regulations promulgated thereunder (the “Code”). Notwithstanding anything to the contrary, the assets of any Deferred Incentive Award Account shall remain in the United States at all time.

11.2 The Bank shall permit a financial hardship distribution from a Deferred Incentive Award Account upon the occurrence of an unforeseeable emergency involving a Participant or his or her family. The Participant may submit a written application for an in-service hardship distribution to the Board. The application must specify the nature of the financial hardship, the total amount of the actual expense incurred or to be incurred due to the financial hardship. If, in the discretion of the Board, the Participant has suffered an unforeseeable emergency that results in severe financial hardship to the Participant or his or her family, the Board shall cause the Plan to pay an in-service distribution to the Participant from the Participant’s Deferred Incentive Award Account. A distribution because of an unforeseeable emergency shall not exceed the amount required to meet the immediate financial need created by the unforeseeable emergency and not otherwise reasonably available from other resources of the Participant. Such distribution shall be paid in a single- sum cash payment as soon as administratively feasible, after the Board has reached its determination. Examples of an unforeseeable emergency shall include, but not be limited to, those financial needs arising on account of illness or accident of Participant, his or her spouse or a dependent of Participant, loss of Participant’s property due to casualty, or similar extraordinary unforeseeable circumstances arising as a result of events beyond the control of Participant.

11.3 Notwithstanding anything to the contrary in this Plan, the right of a Participant or a beneficiary to receive future payments hereunder, including distributions from a Deferred Incentive Award Account, shall be forfeited if the Participant is discharged for cause from employment from the Bank. For purposes of this Section 11.3, “cause” shall mean embezzlement of funds, conviction of a crime involving moral turpitude or continuous or willful failure to abide by the Bank’s policies, all as may be determined by the Board.

11.4 The Participant shall indicate on his or her Election Form as to the percent (%) of any deferred Incentive Award that is to be allocated among the investment choices provided by the Bank. The performance of the deemed investments will be used to determine the earnings and the losses to credit to the Participant’s Deferred Incentive Award Account. The Participant will be allowed to change the investment allocation of their Deferred Incentive Award Account quarterly.

12. No Right or Obligation of Continued Employment.

Nothing contained in the Plan shall require the Bank to continue to employ the Participant, nor shall the Participant be required to remain in the employment of the Bank.

13. Retirement Plans.

The treatment of any amounts accrued, payable or paid out under this Plan will be treated consistently with all Asheville Savings Bank retirement plans regarding the inclusion of such payouts in the basis for retirement funding.

14. Dilution or Other Adjustments.

14.1 Subject to Section 14.2 below, if there is any change in the Bank because of a merger, consolidation or reorganization involving the Bank, the Board shall make such adjustments to any provisions of this Plan as the Board deems desirable to prevent the dilution or enlargement of rights granted hereunder.

14.2 In the event of a change of control, meaning the occurrence of any of the following: (a) a merger, business combination or other transaction such that a person, or more than one person acting as a “Group” (as determined by Section 409A of the Code), acquires ownership of Bank stock that constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank; (b) any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank of thirty five percent (35%) or more of the total voting power of the stock of the Bank; (c) a majority of the members of the Bank’s Board of Directors are replaced in any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s Board of Directors prior to the date of the appointment or election; or (d) a change in the ownership of a substantial portion of the Bank’s assets, as of the date that any person, or more than one person action as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately prior to the acquisition. For the purposes of this analysis: (i) gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and (ii) a transfer of assets by the Bank shall not be treated as a change in the ownership of such assets if the assets are transferred to (1) a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Bank; (iii) a person, or more than one person acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Bank; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (3);

Then, if a Participant’s employment with the Bank is terminated solely by reason of the occurrence of a change of control, Participant shall be entitled to receive the Participant’s Deferred Incentive Award Account balance as of the date of the change of control which shall be paid as set forth in the Election Form to the Participant or to such individuals as the Participant may have designated in writing and filed with the Bank.

15. Administration of the Plan.

15.1 The Plan shall be administered by the Chief Executive Officer with the consent and approval of the Board or its designate committee. Subject to the provisions of the Plan, the Board shall have plenary authority in its discretion, among other things, to determine the levels for Performance Factors and Award Triggers, to approve the Incentive Awards to Plan Participants, to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the Plan. The Board shall exercise its authority through Management and such Committees of the Board as may be appropriate.

15.2 In the event a dispute arises over benefits under the Plan and benefits are not paid from a Deferred Incentive Award Account to the Participant (or to the Participant’s beneficiary(ies) in the case of the Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Board within sixty (60) days from the date payments are refused. The Board shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of the Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Board fails to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Board in writing within sixty (60) days of the first claim denial. Claimants may review the Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In its sole discretion, the Board shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

If claimants continue to dispute the benefit denial, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

16. Amendment, Termination and Continuation of the Plan.

The Plan may be amended or terminated at any time by the Board, in whole or in part without any liability for any such amendment or termination. The Plan must be affirmed by the Board at the beginning of each Plan Year. In the event of a termination of the Plan, no further amounts may be deferred into a Deferred Incentive Award Account and the Bank shall retain each Deferred Incentive Award Account (with any earnings and losses thereon) until distribution of benefits commences as provided in this Plan.

17. Binding on Successors.

The obligations of the Bank under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Bank, and the term “Bank,” whenever used in the Plan, shall mean and include any such organization after the succession.

18. Applicable Law.

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.

19. Miscellaneous.

A. Beneficiary: The term “beneficiary” as used herein shall mean any person or trust, or combination thereof, last designated by the Participant in writing filed with the Bank by the Participant during the Participant’s life upon an Election Form provided by the Plan. Any such designation or designations of beneficiary(ies) shall be revocable at any time without the consent of any beneficiary, whether now living or born hereafter, by written designations of beneficiaries made by the Participant and filed by the Participant with the Bank during the Participant’s life. In the absence of or failure of designated beneficiary(ies), the Participant’s estate shall be beneficiary.

B. Spendthrift: It is agreed that neither the Participant, nor any beneficiary hereunder, shall have any right to sell, assign, transfer, pledge or encumber the right to receive any payments hereunder, and any attempt to do so shall be void. A Participant or beneficiary interest in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment or legal process.

C. No Fiduciary Relationship: Other than as otherwise provided herein, the Bank shall be under no obligation to purchase or maintain any life insurance policy, annuity contract, or any other asset, or in any manner to provide funding for its obligations under this Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between any of the Bank, Participant, Participant’s designated beneficiary(ies) or any other person. Any bonus deferred or funds invested in connection with the Bank shall continue to be part of the general funds and assets of the Bank. To the extent that any person acquires a right to receive payments under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

D. No Representations: The Bank does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in the Plan or any deferral of all or a portion of an Incentive Award. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation and any deferral of all or a portion of an Incentive Award. Furthermore, the Bank does not represent or guarantee successful investments of deferred amounts and shall not be required to restore any losses which may result from such investment or lack of investment.

E. Severability: If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

F. Effect on Other Bank Benefit Plans: Nothing contained in this Plan shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus, or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

G. Contractual Liability: The obligation of the Bank to make payments hereunder shall constitute a contractual liability of the Bank to the Participant. Such payments shall be made from the general funds of the Bank, and the Bank shall not be required to establish or maintain any special or separate fund or to establish a trust or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of the Bank by reason of its obligations hereunder. To the extent that any person requires a right to receive payment from the Bank, such right shall be no greater than the right of an unsecured creditor of the Bank.

H. Third Party Advisors: The Board may engage an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Board shall deem requisite or desirable in carrying out the provisions of the Plan. The Board shall from time to time, but no less frequently than annually, review the financial condition of the Plan and determine the financial and liquidity needs of the Plan. The Board shall communicate such needs to the Bank so that its policies may be appropriately coordinated to meet such needs.

I. Set Off: Notwithstanding any other provision of the Plan, the Bank may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Bank that is then due and payable, and the Participant shall be deemed to have consented to such reduction.